Exhibit 10.2

Participant: ___________________
Date: ___________________

RESTRICTED STOCK UNIT AGREEMENT
MARATHON DIGITAL HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN
You have been granted Restricted Stock Units (“RSUs”) by Marathon Digital Holdings, Inc. (the “Company”) under the 2018 Equity Incentive Plan (as amended, the “Plan”), subject to the terms, restrictions and conditions of the Plan, the Restricted Stock Unit Award Grant Notice or Exhibit A thereto, as applicable (in either case, the “Award Schedule”) and this Restricted Stock Unit Agreement (this “RSU Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this RSU Agreement.
1.Settlement. Subject to Section 19 below, settlement of RSUs shall be within 30 days of vesting with the actual date of settlement to be determined by the Company. Settlement of the RSUs shall be in shares of Common Stock (“Shares”). Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement.
2.Vesting Upon Change in Control.
(a)The provisions of this Section 2 shall apply notwithstanding the Vesting Schedule in the Award Schedule, if applicable, or, if not, such other vesting applicable to the RSUs; provided, however, that in the event your employment agreement, severance agreement, change in control agreement or other similar agreement (in any such case, “Employment Agreement”) provides for vesting upon a Change in Control or similar terms, in each case that conflict with the provisions of this Section 2, such provisions of your Employment Agreement shall control.
(b)To the extent the RSUs are unvested at the time a Change in Control occurs, and either (i) the Change in Control is not approved by a majority of the Continuing Directors (as defined below), or (ii) the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this RSU Agreement or the substitution for this RSU Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), then the RSUs shall become immediately and unconditionally vested in full effective immediately prior to and conditioned upon the consummation of such Change in Control.
(c)Notwithstanding Section 2(b) above, if pursuant to a Change in Control approved by a majority of the Continuing Directors, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this RSU Agreement or the substitution for this RSU Agreement of a new agreement of comparable value covering New Incentives, then vesting of the RSUs shall not accelerate in connection with such Change in Control to the extent this RSU Agreement is continued, assumed or substituted for New Incentives; provided, however: if there is a Termination of Service (as defined below) with respect to you without “Cause” (as defined below) or “Good Reason” (as defined below) within 12 months following such Change in Control, the RSUs or New Incentives, as applicable, shall vest in full effective upon such termination.
(d)For purposes of this RSU Agreement:
(i)“Affiliate” has the definition set forth in Rule 405 issued under the Securities Act.
(ii)“Continuing Director” means any member of the Board of the Company who was a member of the Board prior to the adoption of the Plan, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors.

(iii)“Cause” as a reason for your Termination of Service shall have the meaning assigned such term in the Employment Agreement, if any, between you and the Company or applicable Subsidiary thereof. If you are not a party to an Employment Agreement with the Company or a Subsidiary thereof in which such term is defined, “Cause” shall mean a Termination of Service for any of the following reasons: (a) the continued, unreasonable refusal or omission by you to perform any material duties required of you by the Company or any Subsidiary thereof, as applicable, if such duties are consistent with duties customary for the position held with the Company or such other entity, as applicable; (b) any material act or omission by you involving malfeasance or gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company or such other entity, as applicable; (c) conduct on your part which constitutes the breach of any statutory or common law duty of loyalty to the Company or such other entity, as applicable, including the unauthorized disclosure of material confidential information or trade secrets of the Company or such other entity, as applicable; or (d) any illegal act by you which materially and adversely affects the business of the Company or such other entity or any felony committed by you, as evidenced by conviction thereof, provided that the Company or such other entity, as applicable, may suspend you with pay while any allegation of such illegal or felonious act is investigated.
(iv)“Good Reason” as a reason for your Termination of Service shall have the meaning assigned such term in the Employment Agreement, if any, between you and the Company or applicable Subsidiary thereof. If you are not a party to an Employment Agreement with the Company or a subsidiary of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean (i) a material diminution in your base salary from the level immediately prior to the Change in Control; or (ii) a material change in the geographic location at which you must primarily perform your services (which shall in no event include a relocation of your current principal place of business to a location less than 50 miles away) from the geographic location immediately prior to the Change in Control; provided that no termination shall be deemed to be for Good Reason unless (a) you provide the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, (b) to the extent curable, the Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice, and (c) the effective date of the termination for Good Reason occurs no later than one 180 days after the initial existence of the facts or circumstances constituting Good Reason.
(v)“Termination of Service” means any termination of your employment with or service to the Company or any Subsidiary thereof; provided, however, that such termination shall be determined in accordance with Section 3 and, to the extent applicable, Section 19.
3.Termination. Upon any Termination of Service with respect to you, all unvested RSUs shall be immediately forfeited to the Company, and all rights you have to such RSUs shall immediately terminate. In case of any dispute as to your Termination of Service, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
4.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
5.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.
6.No Transfer. RSUs may not be sold, transferred, pledged, hypothecated or otherwise disposed of in any manner except as expressly provided for in the Plan, or as the Committee may otherwise determine on a case-by-case basis. Any attempt to sell, transfer, pledge, hypothecate or otherwise dispose of any RSU contrary to the provisions of this RSU Agreement and the Plan shall be void and ineffective and shall give no right to the purported transferee.
7.Restrictions on Resale. You agree not to sell any Shares that have been issued pursuant to this RSU Agreement at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters, or between you and the Company’s underwriters, prohibit a sale. This restriction shall apply until your Termination of Service and for such period thereafter as the Committee may specify.
8.Tax Consequences. You acknowledge that you will recognize tax consequences in connection with the RSUs. You should consult a tax adviser regarding your tax obligations in the jurisdictions where you are subject to tax. In general, (i) under U.S. federal tax law, you will not recognize taxable income when you are granted or vest in the RSUs, and (ii) the RSUs will be taxed when they are settled and you will recognize ordinary income equal to the value of the Shares that you receive from the Company.
9.Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally required to be paid by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount (the Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, shall be applied as a credit against the withholding taxes), (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (iii) your payment of a cash amount, or (iv) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy in effect at such time; provided, however, that if you are subject to Section 16 of the Exchange Act, then the Committee shall establish the method of withholding from alternatives –i) - (iv) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 9.
10.Award Schedules. Any notice to be given under the terms of this RSU Agreement, the Plan or the Award Schedule or otherwise with respect to the RSUs shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for you or at such other address as you may specify in writing to the Company.
11.Construction. This RSU Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this RSU Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
12.Acknowledgement. The Company and you agree that the RSUs are granted under and governed by this RSU Agreement, the Plan and the Award Schedule. You: (i) acknowledge receipt of a copy of the Plan and, if applicable, the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in this RSU Agreement, the Plan and the Award Schedule. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the RSUs, this RSU Agreement, the Plan and the Award Schedule.
13.Compliance with Laws and Regulations. The issuance of the RSUs and the Shares shall be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations, and with all applicable requirements of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted at the time of such issuance. The Shares issued pursuant to this RSU Agreement or otherwise pursuant to the RSUs shall be endorsed with appropriate legends, if any, as determined by the Company.
14.Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms.
15.Governing Law. This RSU Agreement, the Award Schedule, the Plan, the rights and obligations of the parties hereto, any RSUs, any other restricted stock units of the Company, and all matters concerning your employment with or other services provided to the Company or any Subsidiary or Affiliate(collectively, “Employment Matters”) shall be governed, construed and interpreted in accordance with the laws of the State of Florida without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from any Employment Matter that is not otherwise required to be arbitrated pursuant to Section 19 of this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of Florida and agree that any such litigation shall be conducted only in the courts of the State of Florida and of the United States of America, in each case located in the State of Florida.
16.No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement or the Plan shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Affiliate of the Company, to terminate your employment or other service, for any reason, with or without Cause.
17.Award Subject to Company Clawback or Recoupment. The RSUs may be subject to clawback or recoupment pursuant to applicable law and/or any compensation clawback or recoupment policy adopted by the Board or a committee thereof. In addition to any other remedies available under such policy or applicable law, the RSUs may be subject to cancellation (whether vested or unvested) and any gains realized upon settlement of the RSUs and sale of the Shares may be subject to recoupment.
18.Consent to Electronic Delivery of All Plan Documents and Disclosures. By your acceptance of this RSU and/or your signature below, you consent to the electronic delivery of the

Award Schedule, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at legal@mara.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at legal@mara.com.
19.Code Section 409A. For purposes of this RSU Agreement, a termination of employment or other service shall be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment or other service constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
20.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with any Employment Matter, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this RSU Agreement, the Plan, the Award Schedule, or otherwise to the RSUs, your employment, the termination of your employment, or any other Employment Matter including but not limited to statutory claims, will be resolved pursuant to Florida Law, including the Florida Arbitration Code, and the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration, held in Fort Lauderdale, Florida by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS Employment Arbitration Rules & Procedures (which can be found at the following web address: http://www.jamsadr.com/rules-employment-arbitration/english, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of filing fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
21.Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Award Schedule constitute the entire agreement and understanding of the parties relating to the RSUs or otherwise to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the issuance of the RSUs or the Shares are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

Participant: ___________________
Date: ___________________

BY ACCEPTING THIS RSU AND/OR BY YOUR SIGNATURE BELOW, YOU AGREE TO COMPLY WITH ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS RSU AGREEMENT, THE PLAN AND THE AWARD SCHEDULE.

PARTICIPANT:	MARATHON DIGITAL HOLDINGS, INC.
Signature: Name:	By: Name: Its:

MARATHON DIGITAL HOLDINGS, INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Marathon Digital Holdings, Inc., a Nevada corporation (the “Company”), pursuant to its 2018 Equity Incentive Plan (as amended, the “Plan”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“RSUs”). Each vested RSU represents the right to receive one share of Common Stock (“Share”). This award of RSUs is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”), the Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”) to which this Grant Notice relates. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Plan or the RSU Agreement, as applicable.

Participant: __________

Grant Date: __________

Dollar Value of RSUs: __________

Total Number of RSUs: __________

Subject to the limitations set forth in the Plan and the RSU Agreement, the RSUs shall vest in accordance with the vesting schedule set forth on Exhibit A (the “Vesting Schedule”), subject to Participant not experiencing a Termination of Service prior to the applicable vesting date unless otherwise required by applicable law.

Termination of Service:
Except as otherwise provided by the Committee or required by applicable law, if Participant experiences a Termination of Service, all RSUs that have not become vested on or prior to the date of such Termination of Service shall thereupon be automatically forfeited by Participant without payment of any consideration therefor.

If the Company uses an electronic capitalization table system (such as Shareworks, Carta or Equity Edge) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and be considered part of this Grant Notice. In addition, the Company’s signature below shall be deemed to have occurred by the Company’s input of the RSUs in such electronic capitalization table system and Participant’s signature below shall be deemed to have occurred by Participant’s online acceptance of the RSUs through such electronic capitalization table system.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the RSU Agreement, and this Grant Notice. Participant has (i) reviewed the Plan, the RSU Agreement, and this Grant Notice in their entirety, (ii) had an opportunity to obtain the advice of counsel prior to executing the RSU Agreement and this Grant Notice, and (iii) fully understands all of the provisions of the Plan, the RSU Agreement, and this Grant Notice.

Participant acknowledges that the grant of RSUs by the Company is at the Company’s sole discretion, and does not entitle Participant to any further grant(s) of RSUs or any other award(s) under the Plan or any other plan or program maintained by the Company.

Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the RSU Agreement, or this Grant Notice.

MARATHON DIGITAL HOLDINGS, INC.:	PARTICIPANT:

By: ___________________________ Name: _________________________ Title: __________________________ Address: _______________________	By: ___________________________ Name: _________________________ Address: _______________________

EXHIBIT A

Vesting Schedule

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